Exhibit 5.1

July 17, 2026

Energy Transfer LP

8111 Westchester Drive, Suite 600

Dallas, Texas 75225

Ladies and Gentlemen:

We have acted as counsel for Energy Transfer LP, a Texas limited partnership (the “Partnership”) in connection with the filing on the date hereof with the Securities and Exchange Commission of a Post-Effective Amendment No. 1 to the Partnership’s registration statement on Form S-3, File No. 333-277605 (the “Registration Statement”) providing for the registration of the sale of up to 40,000,000 common units representing limited partner interests (the “Units”), which may be issued pursuant to the Partnership’s Distribution Reinvestment Plan (the “Plan”) under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with the rendering of the opinions hereinafter set forth, we have examined (i) executed copies of the organizational documents of the Partnership and LE GP, LLC, the general partner of the Partnership (the “General Partner”); (ii) the Registration Statement; (iii) the prospectus included in the Registration Statement dated the date of the Registration Statement (the “Prospectus”); (iv) the Plan; (v) resolutions of the Board of Directors of the General Partner; and (vi) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.

In connection with rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; and (iv) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective, and all Units will be sold in compliance with applicable federal and state securities laws and in the manner specified in the Registration Statement and the Prospectus.

Based on the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Units will be validly issued and, under the Texas Business Organizations Code (the “TBOC”), purchasers of the Units will have no obligation to make further payments for their purchase of the Units or contributions to the Partnership solely by reason of their ownership of the Units or their status as limited partners of the Partnership, and no personal liability for the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, solely by reason of being limited partners of the Partnership.

Vinson & Elkins LLP Attorneys at Law Austin Brussels Dallas Denver Dubai Dublin Houston London Los Angeles New York Richmond San Francisco Tokyo Washington	Texas Tower, 845 Texas Avenue, Suite 4700 Houston, TX 77002 Tel +1.713.758.2222 Fax +1.713.758.2346 velaw.com

July 17, 2026 Page 2

The foregoing opinion is limited to the TBOC and the federal laws of the United States of America as in effect on the date hereof, and we undertake no duty to update or supplement the foregoing opinion to reflect any facts or circumstances that may hereafter come to our attention or to reflect any changes in any law that may hereafter occur or become effective. We are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.